Exhibit 77(c)

A special meeting of shareholders of the Pilgrim Growth Opportunities Fund and Pilgrim SmallCap Opportunities Fund was held in Phoenix, Arizona on August 25, 2000. Proposal items 2 and 3 were adjourned for Pilgrim SmallCap Opportunities Fund until August 29, 2000.

A brief description of each matter voted upon as well as the results are outline below:

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                                                                          Shares
                                                           Shares      voted against    Shares      Broker
                                                          voted for     or withheld    abstained   non-vote         Total
                                                          ---------     -----------    ---------   --------         -----
1.    To elect eleven (11) Directors or Trustees, as the case may be, to hold office until the election and qualification of their successors:

Al Burton                                                 18,169,541      382,124         --              --     18,551,665
Paul S. Doherty                                           18,193,490      358,175         --              --     18,551,665
Robert B. Goode, Jr.                                      18,183,555      368,110         --              --     18,551,665
Alan L. Gosule                                            18,195,011      356,654         --              --     18,551,665
Walter H. May                                             18,195,069      356,596         --              --     18,551,665
Jock Patton                                               18,190,025      361,640         --              --     18,551,665
David W.C. Putnam                                         18,196,298      355,367         --              --     18,551,665
John R. Smith                                             18,174,863      376,802         --              --     18,551,665
Robert W. Stallings                                       18,201,815      349,850         --              --     18,551,665
John G. Turner                                            18,202,444      349,221         --              --     18,551,665
David W. Wallace                                          18,168,148      383,517         --              --     18,551,665

2.    To approve an amendment to the advisory contract between each Fund and Pilgrim Investments, Inc. ("Pilgrim") which increases the contractual advisory feee payable to Pilgrim. Pilgrim has sought a fee increase to attempt to continue to provide high quality investment management services in the face of escalating costs in managing the
      Funds:

Pilgrim Growth Opportunities Fund                          9,333,579      807,045         --       2,544,629    10,140,624
Pilgrim SmallCap Opportunities Fund                        3,974,797      590,751         --       1,194,982     5,760,530

3.    To approve the following new advisory contracts between the Funds and Pilgrim to reflect the acquisition of
      ReliaStar Financial Corp. ("ReliaStar"), the indirect parent company of Pilgrim Investments, by ING Groep N.V., with no change in the fee payable to Pilgrim as a result of the change in control. Shareholders were asked to approve the new advisory contracts to take effect after the acquisition so that management of each Fund can continue to uninterrupted after the transaction, because the current agreements may terminate automatically as a result of the transaction:

3.(a) An Investment Management Agreement, assuming Proposal 2 is approved by shareholders; and

Pilgrim Growth Opportunities Fund                          9,420,503      807,045         --       2,544,629    12,772,177
Pilgrim SmallCap Opportunities Fund                        4,079,967      485,581         --       1,194,982     5,760,530

  (b) An Investment Management Agreement, assuming Proposal 2 is not approved by shareholders; and

Pilgrim Growth Opportunities Fund                         12,035,666      561,357         --              --    12,597,023

      4.    To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the Funds for the fiscal year ending December 31, 2000.

Pilgrim Growth Opportunities Fund                         12,399,043      286,210         --              --    12,685,253
Pilgrim SmallCap Opportunities Fund                        5,661,022      205,391         --              --     5,866,413

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